EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

SECOND QUARTER 2013 RESULTS

AND INCREASE IN DIVIDEND

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. July 18, 2013.  Amphenol Corporation (NYSE-APH) reported today second quarter 2013 diluted earnings per share of $.95 compared to $.86 per share for the comparable 2012 period.  Sales for the second quarter 2013 were $1.136 billion compared to $1.061 billion for the 2012 period.  Currency translation had the effect of increasing sales by approximately $2.1 million in the second quarter 2013 compared to the 2012 period.

For the six months ended June 30, 2013 diluted earnings per share was $1.89 on an as reported basis and $1.82 excluding a one-time tax benefit compared to $1.63 for the comparable 2012 period.  The 2013 period includes an income tax benefit of $11 million, or $.07 per share, resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement.  Sales for the six months ended June 30, 2013 were $2.216 billion compared to $2.043 billion for the 2012 period.  Currency translation had no significant effect on sales for the six month 2013 period compared to the 2012 period.

In addition, the Company’s Board of Directors has approved an increase in the quarterly dividend from $.105 per share to $.20 per share to be paid on or about October 2, 2013 to holders of record of the Company’s Class A Common stock as of September 11, 2013.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report strong second quarter sales up 7% over the comparable 2012 quarter and 5% sequentially.  The sales growth over last year was driven by increases in nearly all of our served markets led by the commercial aerospace, automotive, mobile networks and broadband markets with contributions from both organic growth and our acquisition program.  Sequentially, we grew in the information technology and data communications, mobile networks, broadband, industrial and automotive markets, but experienced modest sequential declines in the mobile device and defense markets.  Our strong growth is further confirmation of the significant benefits of the Company’s technology leadership and diversification. We are encouraged to have achieved orders of $1.177 billion in the second quarter, representing a book-to-bill of 1.04 to 1.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in an operating margin improvement of 30 basis points over the prior year quarter to 19.7%, driving strong 10% EPS growth and record EPS of $.95 in the quarter.  These results are a direct result of our management team’s ability to react quickly in a dynamic environment, especially given the continuing high levels of uncertainty in most of the world’s economies.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with that strategy, at the end of the second quarter, the Company completed the acquisition of DC Electronics,  a  U.S. manufacturer of value-add interconnect products for a broad range of harsh environment industrial applications with annual sales of approximately $40 million.  This acquisition expands the Company’s presence in a very important and growing technology area. In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 1.2 million shares of the Company’s stock pursuant to our stock repurchase plan and an increase in the quarterly dividend from $.105 per share to $.20 per share.”

“There is still a great deal of market uncertainty in the global economy and, in particular, increasing levels of volatility in the mobile device market.  Accordingly, and assuming current currency exchange rates, we expect third quarter 2013 revenues in the range of $1.120 billion to $1.145 billion and diluted EPS in the range of $.95 to $.98.  For the year 2013, we now expect to achieve revenues and diluted EPS in the range of $4.490 billion to $4.540 billion and $3.73 to $3.79 (excluding one-time items), respectively, an increase of 5% to 6% over 2012 revenues and 7% to 9% over 2012 diluted EPS (excluding one-time items). This compares to prior full year 2013 guidance for revenues and diluted EPS in the range of $4.580 billion to $4.655 billion and $3.76 to $3.85 (excluding one-time items), respectively.  Despite the many uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (EST) July 18, 2013.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EST) on Sunday, August 18, 2013.  The replay numbers are toll free 800-814-6746; International toll number is 203-369-3827; Passcode: 71813.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2012, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$1,136,067	$1,061,107	$2,215,872	$2,042,711
Cost of sales	776,279	726,946	1,518,192	1,399,279
Gross profit	359,788	334,161	697,680	643,432
Selling, general and administrative expense	135,775	127,985	266,710	251,977
Operating income	224,013	206,176	430,970	391,455

Interest expense	(15,621)	(15,099)	(31,078)	(28,848)
Other income, net	3,033	2,634	5,818	4,821
Income before income taxes	211,425	193,711	405,710	367,428
Provision for income taxes	(56,557)	(51,818)	(97,229)	(98,287)
Net income	154,868	141,893	308,481	269,141
Less: Net income attributable to noncontrolling interests	(880)	(951)	(1,486)	(1,636)

Net income attributable to Amphenol Corporation	$153,988	$140,942	$306,995	$267,505

Net income per common share-Basic	$0.96	$0.87	$1.92	$1.65

Weighted average common shares outstanding-Basic	159,705,021	161,511,550	159,721,503	162,186,707

Net income per common share-Diluted (1)	$0.95	$0.86	$1.89	$1.63

Weighted average common shares outstanding-Diluted	162,935,428	163,871,565	162,824,829	164,613,352

Dividends declared per common share	$0.105	$0.105	$0.210	$0.210

Note 1:  Earnings per share in the six months ended June 30, 2013 included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $1.82 for the six months ended June 30, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$723,659	$690,850
Short-term investments	418,893	251,653
Total cash, cash equivalents and short-term investments	1,142,552	942,503
Accounts receivable, less allowance for doubtful accounts of $11,004 and $10,372, respectively	905,823	910,711
Inventories	703,489	733,718
Other current assets	122,606	119,983

Total current assets	2,874,470	2,706,915

Land and depreciable assets, less accumulated depreciation of $756,788 and $715,895, respectively	424,844	417,436
Goodwill	1,952,251	1,932,740
Other long-term assets	152,736	158,372

	$5,404,301	$5,215,463

Liabilities & Equity
Current Liabilities:
Accounts payable	$447,159	$496,525
Accrued salaries, wages and employee benefits	84,591	89,142
Accrued income taxes	81,946	94,341
Other accrued expenses	118,264	108,213
Short-term debt	83,599	100,293

Total current liabilities	815,559	888,514

Long-term debt	1,698,951	1,606,204
Accrued pension and post-employment benefit obligations	250,373	244,571
Other long-term liabilities	42,158	33,992
Equity:
Common stock	160	160
Additional paid-in capital	434,236	336,683
Accumulated earnings	2,302,541	2,210,120
Accumulated other comprehensive loss	(151,798)	(117,004)

Total shareholders’ equity attributable to Amphenol Corporation	2,585,139	2,429,959

Noncontrolling interests	12,121	12,223
Total equity	2,597,260	2,442,182

	$5,404,301	$5,215,463

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flow from operating activities:
Net income	$308,481	$269,141
Adjustments for cash from operating activities:
Depreciation and amortization	66,762	58,591
Stock-based compensation expense	17,175	15,101
Excess tax benefits from stock-based compensation payment arrangements	(16,023)	(9,677)
Net change in components of working capital	(26,727)	(40,573)
Net change in other long-term assets and liabilities	11,138	(978)

Cash flow provided by operating activities	360,806	291,605

Cash flow from investing activities:
Additions to property, plant and equipment	(66,037)	(63,422)
Proceeds from disposals of fixed assets	1,412	2,304
Purchases of short-term investments	(408,845)	(142,330)
Sales and maturities of short-term investments	241,605	141,728
Acquisitions, net of cash acquired	(44,036)	(82,349)

Cash flow used in investing activities	(275,901)	(144,069)

Cash flow from financing activities:
Issuance of senior notes	—	498,730
Borrowings under credit facilities	302,583	436,036
Repayments under credit facilities	(225,842)	(767,900)
Payments of fees and expenses related to debt financing	—	(4,318)
Proceeds from exercise of stock options	64,204	35,708
Excess tax benefits from stock-based compensation payment arrangements	16,023	9,677
Payments to shareholders of non-controlling interests	(1,736)	(1,650)
Purchase and retirement of treasury stock	(181,108)	(201,020)
Dividend payments	(16,756)	(19,500)

Cash flow used in financing activities	(42,632)	(14,237)

Effect of exchange rate changes on cash and cash equivalents	(9,464)	(2,371)

Net change in cash and cash equivalents	32,809	130,928
Cash and cash equivalents balance, beginning of period	690,850	515,086

Cash and cash equivalents balance, end of period	$723,659	$646,014

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Trade Sales:
Interconnect Products	$1,045,751	$985,490	$2,041,677	$1,893,525
Cable Products	90,316	75,617	174,195	149,186
Consolidated	$1,136,067	$1,061,107	$2,215,872	$2,042,711

Operating income:
Interconnect Products	$230,082	$212,586	$443,383	$403,445
Cable Products	12,443	10,458	24,043	21,134
Stock-based compensation expense	(8,890)	(7,610)	(17,171)	(15,101)
Other operating expenses	(9,622)	(9,258)	(19,285)	(18,023)
Operating income	$224,013	$206,176	$430,970	$391,455

ROS%:
Interconnect Products	22.0%	21.6%	21.7%	21.3%
Cable Products	13.8%	13.8%	13.8%	14.2%
Stock-based compensation expense	-0.8%	-0.7%	-0.8%	-0.7%
Other operating expenses	-0.8%	-0.9%	-0.9%	-0.9%

Consolidated	19.7%	19.4%	19.4%	19.2%